------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number 3235-0287
                                                  Expires: September 30,1998
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   CROOK                              NEIL                  A.M.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                                UL CYBERNETYKI 17
--------------------------------------------------------------------------------
                                    (Street)

   WARSAW                            POLAND
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


CENTRAL EUROPEAN DISTRIBUTION CORP. (CEDC)
--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol


________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

     03/2001

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)


                             CHIEF EXECUTIVE OFFICER
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                            6.
                                                           4.                              5.             Owner-
                                                           Securities Acquired (A) or      Amount of      ship
                                              3.           Disposed of (D)                 Securities     Form:        7.
                                              Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct       Nature of
                                2.            Code         ------------------------------- Owned at End   (D) or       Indirect
1.                              Transaction   (Instr. 8)                   (A)             of Month       Indirect     Beneficial
Title of Security               Date          ------------     Amount      or     Price    (Instr. 3      (I)          Ownership
(Instr. 3)                      (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr. 4)   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

 CEDC Common Stock                                                                           10,000        D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

                                                                                                          5. Number of
Derivative                                                                                                   Securities
Acquired
1. Title of Derivative   2. Conversion of Exercise            3. Transaction Date     4. Transaction         (A) or Disposed
                                                                                                             or (D)
   Security (Instr. 3)      Price of Derivative Security         (Month/Day/Year)        Code (Instr. 8)     (Instr. 3, 4 and 5)
--------------------------------------------------------------------------------------------------------------------------------
                                                                                         Code V (A)   (D)
Central European
  Distribution Corporation
  Common Stock                  $3.50                                 2/7/01                  A                   5,000



TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

                                                                                                            10. Ownership
                                                                                                                Form of         11.
Nature of                7. Title and                                                                           Derivative
Indirect                    Amount of           8. Price of            9. Number of                             Security:
6. Date Exercisablt         Underlying             Derivative             Derivative Securities                 Direct (D) or
   Beneficial               Securities             Security               Beneficially Owned at                 Indirect (I)
   and Expiration Date      (Intr. 3 and 4)       (Instr. 5)              End of Month (Instr. 4)               Instr. 4)
   Ownership
   (Month/Day/Year)
   (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------

(D) Date        Expiration   Title  Amount
    Exercisable Date                or Number
                                    of Shares

    2/07/02     2/07/2012   Common   5,000                                    15,000                              (D)
                            Stock




                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.


              /s/ NEIL A.M. CROOK                              03/08/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                                     FORM 4
                              (Continuation Sheet)

Item 1.  Name:



Item 2.  Issuer:


Item 3.  Social Securitiy Number:


Item 4.  Statement of Month of:
--------------------------------------------------------------------------------
Explanation of Response:

Table 1:





Table 2:

THE FILING OF THIS STATEMENT SHALL NOT BE CONSTRUED AS AN ADMISSION THAT THE REPORTING PERSON IS, FOR THE PURPOSES OF SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THE BENEFICIAL OWNER OF AN EQUITY SECURITIES COVERED BY THIS STATAEMENT.